EXHIBIT 13.5

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Avino Silver & Gold Mines Ltd. Resource Estimate Update for the Avino Property Durango, Mexico with an effective date of October 27, 2016, and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2016 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120), Form F-3 (SEC File Nos.: 333-193471 and 333-195144) and Form F-10 (SEC File No.: 333-214396).

QG AUSTRALIA (PTY) LTD

Dated: March 10, 2017	By:	/s/ Michael O’Brien
Michael O’Brien, P. Geo